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                                 EXHIBIT 99.2
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[MEDSTRONG INTERNATIONAL LOGO]

FOR IMMEDIATE RELEASE                         CONTACT:     ERIC GOTTLIEB
                                                               THE MWW GROUP
                                                                    212-704-9727
                                                                   ERICG@MWW.COM


                     MEDSTRONG INTERNATIONAL CORPORATION
                 ANNOUNCES INTENT TO ACQUIRE ELDERPAIRS, INC.

Rancho Palos Verdes, California, February 7, 2002 -- MedStrong International Corporation (Nasdaq OTC BB: MSRG) today announced it has signed a letter of intent to acquire the privately held company ElderPairs, Inc. Based on today's closing price of MedStrong shares, the transaction is expected to be valued in excess of $1.1 million, consisting primarily of stock and cash. Additional consideration for the acquisition will consist of options to purchase up to 2 million MedStrong shares at an exercise price of $2 per share. MedStrong is a company that has developed a comprehensive database management system to store and transfer patient medical records in a secure environment over the Internet. ElderPairs provides innovative in-home living services to the elderly so that clients can remain in and enjoy a superior quality of life at home.

Joel San Antonio, Chairman of the Board of MedStrong, stated, "This acquisition is consistent with MedStrong's strategy to identify unique opportunities and trends in the Health Services industry and to act quickly upon these opportunities." He continued, "ElderPairs' management is well known and respected within the Health Services arena. This proposed acquisition will enhance the ability of both companies to deliver high quality health services with a new emphasis on service to the elderly."

David Knowlton, CEO of ElderPairs and also a member of MedStrong's Board of Directors, said, "ElderPairs greatly expands the choices available to older persons who experience the helping companionship of an ElderPair who assists them with the activities of daily living, so that clients are able to remain and thrive at their home. We see strong demand for ElderPairs not only from older persons in search of this service, but also families desiring the peace of mind that comes from knowing their elders can continue independent lives at home with a sound and secure quality of life."
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The transaction is expected to close within forty-five (45) days.

ABOUT MEDSTRONG INTERNATIONAL CORP.
-----------------------------------
MedStrong International Corporation (Nasdaq OTC BB: MSRG) has developed a comprehensive database to store and transfer patient medical records in a secure environment and the software necessary to transfer the information over the Internet allowing for data retrieval. Their website was formally launched in July, 2001. In addition, MedStrong's offering addresses the emergency and catastrophe segment of healthcare through the availability of medical records anytime, anywhere in the world. The Internet address is WWW.MEDSTRONG.COM. The first subscriber sales occurred in the second quarter of 2001. MedStrong provides consumers the ability to store and have access to or authorize another individual to have access to his or her medical records at any time from anywhere that has Internet access. MedStrong intends this service to provide a consumer with the benefit of having all of his or her medical information in one place so that any attending emergency doctor may access the information at the authorization of the consumer. This will enhance the quality of patient care in doctors' offices and in emergency rooms across the country and allow doctors to share patient medical information, when authorized, through the Internet saving the time and cost of physically transporting medical records between doctors' offices.

ABOUT ELDERPAIRS
----------------
ElderPairs, Inc., based in Trenton, N.J. and now offering service in New Jersey and Eastern Pennsylvania, provides innovative in-home living services to the elderly so that clients can remain in and enjoy a superior quality of life at home. The service is based on the Au-pair concept of at-home companionship and care for children, adapted to the needs of the elderly by providing a live-in Elder-Pair companion. ElderPairs gives clients a quality alternative to assisted living that enables them to remain at home.

The company's service price is balanced against the typical cost of assisted living. Because fees are based on a service protocol that makes ElderPair companions available in the home to provide many benefits that are premium add-ons in assisted living, like transportation assistance and help with drug regimens, the cost is more beneficial for clients.


Safe Harbor

CERTAIN STATEMENTS IN THIS RELEASE SET FORTH MANAGEMENT'S INTENTIONS, PLANS, BELIEFS, EXPECTATIONS OR PREDICTIONS OF THE FUTURE BASED ON THE CURRENT EXPECTATIONS FOR THE BUSINESSES OF MEDSTRONG AND ELDERPAIRS AND THE CURRENT INTENTION CONCERNING THE DESCRIBED TRANSACTION. THE TRANSACTION MAY NOT CLOSE AND THE EXPECTED RESULTS MAY NOT MATERIALIZE. ADDITIONAL INFORMATION ON FACTORS THAT MAY AFFECT THE BUSINESS AND FINANCIAL RESULTS OF THE COMPANY CAN BE FOUND IN FILINGS OF THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.